                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       PAXSON COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          -------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          -------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          -------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          -------------------------------------------------------------------

     (5)  Total fee paid:

          -------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

     ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          -------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          -------------------------------------------------------------------

     (3)  Filing Party:

          -------------------------------------------------------------------

     (4)  Date Filed:

          -------------------------------------------------------------------

                                     (LOGO)

                    (PAXSON COMMUNICATION CORPORATION LOGO)

                                                                  March 18, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Paxson Communications Corporation (the "Company"), which will be held at the Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, on April 17, 1998, at 10:30 a.m., local time.

     Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date (or their authorized representatives) and to guests of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the meeting (if your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker). Stockholders who are not pre-registered will only be admitted to the Annual Meeting upon verification of stock ownership.

     The notice of the meeting and proxy statement on the following pages contain information concerning the business to be considered at the meeting. Please give these proxy materials your careful attention. It is important your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, and return the accompanying proxy card in the enclosed envelope in order to make sure your shares will be represented at the Annual Meeting. Stockholders who attend the Annual Meeting will have the opportunity to vote in person.

     The continuing interest of the stockholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.

                                          Sincerely,

                                          /s/ Lowell W. Paxson
                                          -------------------------------------
                                          LOWELL W. PAXSON
                                          Chairman and Chief Executive Officer

                       PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                      WEST PALM BEACH, FLORIDA 33401-6233
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 17, 1998
                             ---------------------

     The Annual Meeting of Stockholders of Paxson Communications Corporation will be held at the Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, on April 17, 1998, at 10:30 am., local time, for the following purposes:

          1. To elect five directors;

          2. To ratify the appointment of Price Waterhouse LLP as the Company's independent certified public accountants for 1998; and

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 9, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

                                           By Order of the Board of Directors

                                           /s/ ANTHONY L. MORRISON
                                           ----------------------------------
                                           Anthony L. Morrison, Secretary

West Palm Beach, Florida
March 18, 1998

                       PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                      WEST PALM BEACH, FLORIDA 33401-6233

                                PROXY STATEMENT

     This proxy statement is first being sent to stockholders on or about March 20, 1998, in connection with the solicitation of proxies by the Board of Directors of Paxson Communications Corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held on April 17, 1998, and at any adjournment thereof (the "Meeting"). The Board of Directors has fixed the close of business on March 9, 1998, as the record date of the determination of stockholders entitled to notice of and to vote at the Meeting. At the close of business on the record date, the Company had outstanding (i) 51,381,100 shares of $0.001 par value Class A Common Stock ("Class A Common Stock"), entitled to one vote per share, (ii) 8,311,639 shares of $0.001 par value Class B Common Stock ("Class B Common Stock," and with the Class A Common Stock, collectively, the "Common Stock"), entitled to ten votes per share, and (iii) 33,000 shares of $0.001 par value Junior Cumulative Compounding Redeemable Preferred Stock ("Junior Preferred Stock"), entitled to one vote per share on only certain issues.

VOTING

     Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting in accordance with the directions given. If a proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. The Board of Directors recommends a vote FOR the election of directors and the other proposals described in this Proxy Statement. The Board of Directors knows of no business to be transacted at the Meeting other than the proposals set forth in this Proxy Statement. If other matters are properly presented for action, it is the intention of the persons named as proxies to vote on such matters according to their best judgment.

     Stockholders who hold their shares through an intermediary must provide instructions on voting as requested by their bank or broker. A stockholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (i) giving written notice of the revocation to the Secretary of the Company; (ii) executing and delivering a proxy with a later date; or (iii) voting in person at the Meeting. Attendance at the Meeting will not in itself constitute revocation of a proxy.

     A majority of the outstanding shares of Common Stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Meeting. The election of directors will require the affirmative vote of a plurality of the votes cast at the Meeting by the Common Stock, if a quorum is present. The affirmative vote of at least a majority of the votes cast with respect to the Common Stock in person or by properly executed proxy is required to approve the other proposals to be considered at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by one or more inspectors of election appointed at the Meeting, who will also determine whether a quorum is present for the transaction of business. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining whether a quorum is present. Because only a plurality is required for the election of directors, abstentions or broker non-votes will have no effect on the election of directors. As to other matters to be considered at the Meeting, abstentions will be treated as votes AGAINST, and broker non-votes will not be counted for the purpose of determining whether a proposal has been approved.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as to the Company's equity securities beneficially owned on March 18, 1998, by (i) each director, (ii) each executive officer named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) any person who is known by the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities. Beneficial ownership means sole or shared voting power or investment power with respect to a security. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.

                                                            AMOUNT AND
                                                            NATURE OF                   AGGREGATE
                                                            BENEFICIAL                   VOTING
CLASS OF STOCK            NAME OF BENEFICIAL OWNER(1)       OWNERSHIP      % OF CLASS     POWER
--------------            ---------------------------       ----------     ----------   ---------
Class A Common Stock  Lowell W. Paxson                      23,357,543(2)     44.1%        17.2%
                      Landmark Communications, Inc.(3)       4,773,097         9.0%         3.5%
                      James B. Bocock                          949,850(4)      1.8%           *
                      Dean M. Goodman                          286,836(4)        *            *
                      Jon Jay Hoker                            316,325(4)        *            *
                      Arthur D. Tek                             93,350           *            *
                      Bruce L. Burnham                          20,600(4)        *            *
                      James L. Greenwald                         7,000(4)        *            *
                      All directors and executive officers
                        as a group                          25,286,854(5)     47.7%        18.6%
Class B Common Stock  Lowell W. Paxson                       8,311,639       100.0%        61.1%
                      All directors and executive officers
                        as a group                           8,311,639       100.0%        61.1%

---------------

 *  Less than 1%
(1) Unless otherwise specified in the footnotes to this table, the address of each person in this table is c/o Paxson Communications Corporation, 601 Clearwater Park Road, West Palm Beach, Florida 33401-6233.
(2) Does not include 8,311,639 shares of Class B Common Stock, each share of which is convertible into one share of Class A Common Stock. Mr. Paxson is the beneficial owner of all his shares of Class A Common Stock and Class B Common Stock through his control of Second Crystal Diamond, Limited Partnership and Paxson Enterprises, Inc.
(3) According to information contained in a Schedule 13D filed with the Securities and Exchange Commission (the "Commission"), dated July 21, 1997, Landmark Communications, Inc., whose address is 150 Brambleton Avenue, Norfolk, Virginia 23510, acquired such shares pursuant to an Asset Acquisition Agreement dated as of June 13, 1997 in connection with its sale to the Company of the assets related to The Travel Channel, and continues to hold such shares for investment purposes.
(4) Includes shares which may be acquired within 60 days through the exercise of stock options granted under the Company's Stock Incentive Plans as follows:
    James B. Bocock -- 892,000; Dean M. Goodman -- 240,361; Jon Jay
    Hoker -- 269,000; Bruce L. Burnham -- 8,500; James L. Greenwald -- 7,000.
(5) Includes 1,596,261 shares which may be acquired within sixty (60) days through the exercise of stock options granted under the Company's Stock Incentive Plans.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     At the meeting, five directors are to be elected to hold office until the 1999 Annual Meeting of Stockholders and until their successors have been elected and qualified. The five nominees for election as directors are Lowell W. Paxson, James B. Bocock, Arthur D. Tek, Bruce L. Burnham and James L. Greenwald, all of whom are currently members of the Board. Information concerning each of the nominees is set forth below. The persons named in the enclosed proxy card have advised that, unless otherwise directed on the proxy card, they intend to vote FOR the election of the designated nominees, and that should any nominee become unable or unwilling to accept nomination or election for any reason, votes will be cast for a substitute nominee designated by the Board of Directors, which has no reason to believe the nominees named will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR

                                                  POSITION, PRINCIPAL OCCUPATION,             DIRECTOR
            NOMINEE              AGE           BUSINESS EXPERIENCE AND DIRECTORSHIPS           SINCE
            -------              ---           -------------------------------------          --------
Lowell W. Paxson                 63    Chairman of the Board and Chief Executive Officer of     1991
                                         the Company since 1991 (inception). President, Home
                                         Shopping Network, Inc. ("HSN") from 1985 to 1990.
James B. Bocock                  53    President and Chief Operating Officer of the Company     1994
                                         since 1991. Vice President -- Broadcast
                                         Affiliations of HSN from 1986 to 1991.
Arthur D. Tek                    48    Vice President and Chief Financial Officer of the        1994
                                         Company since 1992, and Treasurer of the Company
                                         since 1994. Chief Financial Officer and Controller
                                         from 1990 to 1992 of Chase Communications, Inc., a
                                         television and radio broadcasting firm.
Bruce L. Burnham                 64    President since 1993 of The Burnham Group, a firm        1996
                                         providing consulting and marketing services to the
                                         retail industry Director, Forcenergy, Inc., and
                                         J.B. Rudolph, Inc.
James L. Greenwald               71    Chairman and Chief Executive Officer from 1975 to        1996
                                         1994 of Katz Communications, Inc., a broadcast
                                         advertising representative sales firm; Chairman
                                         Emeritus since 1994. Director, Granite Broadcasting
                                         Company and Source Media, Inc.

OTHER EXECUTIVE OFFICERS

                                              POSITION, BUSINESS EXPERIENCE
EXECUTIVE OFFICER       AGE                         AND DIRECTORSHIPS
-----------------       ---                   -----------------------------
Dean M. Goodman         50     President, PAX NET Television since 1998. President from
                                 1995-1997 of the Company's inTV and Paxson
                                 Network-Affiliated Television divisions. General Manager
                                 from 1993 to 1995 of the Company's Miami radio group.
                                 Executive Vice President until 1993 of the television and
                                 radio broadcast group of Gilmore Broadcasting Corp.
Jon Jay Hoker           59     President, Paxson Television Station Group since 1997.
                                 President from 1995-1997 of the Company's Paxson Radio
                                 division. President from 1994 to 1995 of Paxson Networks,
                                 Inc. President from 1985 to 1994 of Hoker Broadcasting, a
                                 radio station owner/operator.
S. William Scott        64     President of Programming since January 1998. Consultant to various media companies since 1987. Director of the
                                 Company from February, 1995 until his resignation from the
                                 Board in February 1998.
Anthony L. Morrison     36     Vice President, Secretary and General Counsel of the Company
                                 since 1995. Attorney with the New York office of O'Melveny
                                 & Meyers from 1990 to 1995.
Kenneth M. Gamache      35     Vice President -- Controller of the Company since 1997.
                                 Controller of the Company since 1993.
Seth A. Grossman        32     Senior Vice President, Corporate Development since 1998.
                                 Vice President, Corporate Development of the Company from
                                 1997-1998. Director of Finance 1997-1995.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During 1997, the Company's Board of Directors held four meetings. Each incumbent director attended at least 75% of the total number of Board meetings and meetings of committees of which he is a member. In addition, the Board of Directors took action twelve times during 1997 by written consent in lieu of a meeting signed by all members of the Board of Directors then in office, as permitted by applicable state law.

     The Compensation Committee consists of Lowell W. Paxson. The Compensation Committee recommends to the Board both base salary levels and bonuses for the Chief Executive Officer and the other officers of the Company. See "Board Compensation Committee Report on Executive Compensation." The Compensation Committee also reviews and makes recommendations with respect to the Company's existing and proposed compensation plans, and serves as the committee responsible for administering the Company's Stock Incentive Plans. During 1997 the Compensation Committee met in conjunction with each of the meetings of the Board of Directors, but did not hold separate Committee meetings.

     During 1997, the Audit Committee consisted of Bruce L. Burnham and James L. Greenwald. Mr. Burnham is the chairman of the Committee. The duties of the Audit Committee are to recommend to the Board of Directors the selection of independent certified public accountants, to meet with the Company's independent certified public accountants to review the scope and results of the audit, and to consider various accounting and auditing matters related to the Company, including its system of internal controls and financial management practices. During 1997, the Audit Committee had two meetings.

     The Company does not have a nominating committee. This function is performed by the Board of Directors.

COMPENSATION OF DIRECTORS

     All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. Mr. Burnham and Mr. Greenwald were granted certain options to purchase shares of Class A Common Stock in consideration for their services as directors of the Company, which commenced in 1996. No other directors receive separate compensation for services rendered as a director.

TRANSACTIONS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

     S. William Scott, a director of the Company from February 1995 until his resignation from the Board in February 1998, had an arrangement with the Company to provide consulting services to the Company with respect to the development of its news programming for its radio and television broadcast business and its radio network business. Mr. Scott was paid approximately $10,000 for such services during the year ended December 31, 1997. Additionally, in 1996, Mr. Scott received benefits under the Company's health and benefits plan and was granted options to purchase 20,000 shares of stock under the Company's Stock Incentive Plan. During 1997 the Company hired Mr. Scott and subsequently named him President of Network Programming on January 1, 1998.

     During December, 1996, the Company agreed to extend loans to certain of its key employees, including its executive officers, to finance the purchase by such persons of shares of Class A Common Stock on the open market. The loans are the personal obligations of each borrower and are secured by a pledge of the shares of Class A Common Stock purchased with the loan proceeds. Each loan accrues interest at a fixed annual rate of 5.75% and is due and payable in full, with all accrued and unpaid interest, upon the earlier of March 31, 1999, or the sale of the shares of Class A Common Stock pledged as security for the loan. As of December 31, 1997, the outstanding balance of principal and accrued interest on such loans to the Company's Executive Officers was as follows: Mr. Bocock, $515,567.74; Mr. Goodman, $518,424.74; Mr. Hoker, $414,192.10; Mr. Tek, $341,780.90; Mr.
Morrison, $272,266.14; Mr. Gamache, $153,511.76; and Mr. Grossman, $124,547.28.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than ten percent of the Common Stock of the Company to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission and to furnish the Company with copies of all
Section 16(a) reports they file. Based on its review of the copies of such reports received by it, the Company believes that during 1997, its directors, officers and ten percent beneficial owners complied with all applicable reporting requirements.

EXECUTIVE COMPENSATION

     The following table presents certain information concerning the compensation received or accrued for services rendered during the fiscal years ended December 31, 1997, 1996 and 1995 for the Company's Chief Executive Officer and four highest paid executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                ------------
                                               ANNUAL COMPENSATION               NUMBER OF
                                     ----------------------------------------    SECURITIES
                                                               OTHER ANNUAL      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY(1)     BONUS      COMPENSATION(2)     OPTIONS      COMPENSATION
----------------------------  ----   ---------   ----------   ---------------   ------------   ------------
Lowell W. Paxson              1997   $423,500    $1,875,000     $      -0-            -0-        $   -0-
  Chairman and Chief          1996    385,000           -0-            -0-            -0-            -0-
  Executive Officer           1995    350,000           -0-            -0-            -0-            -0-
James B. Bocock               1997    325,000     1,885,000            -0-            -0-         33,500(3)(4)
  President and Chief         1996    275,000           -0-        415,140        225,000         14,750(3)(4)
  Operating Officer           1995    225,000           -0-        164,325        850,000            -0-
Dean M. Goodman               1997    300,000     1,099,000            -0-            -0-         31,000(3)(4)
  President -- PAX            1996    250,000       101,200        289,340        150,000         13,500(3)(4)
     NET                      1995    200,000        75,000        229,625        223,361            -0-
Jon Jay Hoker                 1997    300,000     1,581,000            -0-            -0-         26,200(3)(4)
  President --Paxson          1996    250,000        50,000        201,280        150,000         13,500(3)(4)
  Televison Group             1995    200,000        50,000        182,688        150,000            -0-
Arthur D. Tek                 1997    225,000       800,000      1,209,491            -0-         23,500(3)(4)
  Vice President,             1996    175,000           -0-        289,340        125,000          9,750(3)(4)
  Treasurer and Chief         1995    150,000           -0-            -0-        150,000          3,000(5)
  Financial Officer

---------------

(1) Includes amount Named Executive Officer elected to defer pursuant to the Company's Profit Sharing Plan.
(2) Represents the difference between the price paid by the Named Executive Officer upon the exercise of certain of his options granted under the Stock Incentive Plan and the fair market value of the underlying Common Stock at the time of exercise.
(3) Includes the following Company contributions to supplemental retirement plans during 1997: Mr. Bocock -- $32,500; Mr. Goodman -- $30,000; Mr.
    Hoker -- $25,200; and Mr. Tek -- $22,500. Includes the following Company contributions to supplemental retirement plans during 1996: Mr.
    Bocock -- $13,750; Mr. Goodman -- $12,500; Mr. Hoker -- $12,500; and Mr.
    Tek -- $8,750.
(4) Includes $1,000 Company contributions to the Profit Sharing Plan during 1997 and 1996 for each of Messrs. Bocock, Goodman, Hoker, and Tek.
(5) Represents relocation allowance in excess of general allowance under Company's relocation plan.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                                             OPTIONS AT                  IN-THE-MONEY OPTIONS
                          SHARES                          DECEMBER 31, 1997            AT DECEMBER 31, 1997(1)
                        ACQUIRED ON     VALUE      -------------------------------   ----------------------------
NAME                     EXERCISE      REALIZED    EXERCISABLE(2)   NONEXERCISABLE   EXERCISABLE   NONEXERCISABLE
----                    -----------   ----------   --------------   --------------   -----------   --------------
Lowell W. Paxson              -0-     $      -0-          -0-              -0-       $      -0-       $    -0-
James B. Bocock               -0-            -0-      847,000          180,000        3,455,760        734,400
Dean M. Goodman               -0-            -0-      180,361          150,000          735,873        612,000
Jon Jay Hoker                 -0-            -0-      269,000              -0-        1,097,520            -0-
Arthur D. Tek             152,000      1,209,491          -0-          100,000              -0-        408,000

---------------

(1) Based on the public trading price of the Class A Common Stock of $7.50 on December 31, 1997.
(2) Excludes securities underlying options which vested January 1, 1998 as follows: James B. Bocock -- 45,000; Dean M. Goodman -- 60,000; Arthur D. Tek -- 25,000.

STOCK INCENTIVE PLANS

     The Company established its Stock Incentive Plan in November 1994 (the "1994 Plan") and its 1996 Stock Incentive Plan in October 1996 (the "1996 Plan") to provide incentives to officers and other employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The 1994 Plan and the 1996 Plan (collectively, the "Stock Incentive Plans") are administered by the Compensation Committee of the Company's Board of Directors.

     The Stock Incentive Plans provide for the granting of awards, in the form of incentive stock options, non-qualified stock options or restricted shares of Class A Common Stock, to officers and employees as determined by the Compensation Committee except that the class of persons eligible to receive awards under the 1996 Plan includes all persons performing services for the Company or any of its subsidiaries and all persons who have in the past performed such services (whether or not such persons are officers or employees of the Company or any such subsidiary), and all persons performing services relating to the Company in their capacity as an employee or independent contractor of a corporation or other entity providing such services to the Company. Under the Stock Incentive Plans, an aggregate of 4,143,575 shares have been made available for issuance pursuant to awards granted thereunder.

     The exercise price per share of Class A Common Stock deliverable upon the exercise of each stock option granted under the Stock Incentive Plans is determined by the Compensation Committee at the date the stock option is granted and as provided in the terms of the Stock Incentive Plans. Stock options are exercisable in whole or in part on such date or dates as are determined by the Compensation Committee at the date of the grant. The Compensation Committee may, in its sole discretion, accelerate the time at which any stock option may be exercised. Stock options expire on the date or dates determined by the Compensation Committee at the time the stock options are granted. Holders of more than ten percent (10%) of the combined voting power of the capital stock of the Company may be granted stock options, provided that if any of such options are intended to be incentive stock options, the exercise price must be at least 110% of the fair market value of Class A Common Stock as of the date of the grant and the term of the option may not exceed five years.

     Options granted under the Stock Incentive Plans may be exercised by the participant to whom granted or by his or her legal representative. If a participant's employment is terminated for cause, each option which has not been exercised shall terminate.

     The Compensation Committee also has the discretion to award restricted stock, which are shares of Class A Common Stock which are subject to forfeiture in whole or in part if the recipient's employment with the Company is terminated prior to the end of the restrictive period. Participants who receive restricted stock do not become 100% vested in their restricted stock until five years after the effective date of the award. During the restricted period prior to vesting, the participant may transfer the restricted stock to a trust for the benefit of the participant or an immediate family member, but may not otherwise sell, assign, transfer, give or otherwise dispose of, mortgage, pledge or encumber such restricted stock. The Compensation Committee may, in its discretion, provide that a participant shall be vested in whole or with respect to any portion of the participant's award not previously vested if the participant's employment with the Company is terminated because of death, disability or retirement. To date, the Committee has not awarded any restricted stock under the Stock Incentive Plans.

PROFIT SHARING PLAN

     The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan"). The Profit Sharing Plan provides that employees of the Company must complete one year of service in order to be eligible to defer salary and, if available, receive matching contributions under the Section 401(k) portion of the Profit Sharing Plan. Participants may elect to defer a specified percentage of their compensation into the Profit Sharing Plan on a pre-tax basis. The Company may, at its sole discretion, make matching contributions based on a percentage of deferred salary contributions at a percentage rate to be determined by the Board of Directors of the Company, which matching contributions may be in Company stock. In addition, the Company may make supplemental profit sharing contributions in such amounts as the Board of Directors of the Company may determine. Participants earn a vested right to their profit sharing contribution in increasing amounts over a period of five years. After five years of service, the participant's right to his or her profit sharing contribution vests 100%. Thereafter the participant may receive a distribution of the entire value of his or her account at age 55, 62 or 65 or upon termination of employment, death or disability.

EMPLOYMENT AGREEMENTS

     Mr. Paxson is employed as Chairman and Chief Executive Officer of the Company under an employment agreement. The agreement provides that Mr. Paxson will be employed for a five and one-half year period commencing on June 30, 1994, unless sooner terminated. Mr. Paxson began receiving an annual base salary of $350,000 commencing on January 1, 1995, which increased to $385,000 in 1996, $423,500 in 1997, and will increase to $465,850 in 1998 and $500,000 in 1999. In addition to the base salary, Mr. Paxson may receive an annual bonus at the discretion of, and in an amount set by, members of the Compensation Committee that are not employees of the Company. Mr. Paxson's employment agreement is renewable for successive one-year terms, subject to good faith negotiation of its terms. Under the terms of the agreement, Mr. Paxson is eligible to participate in all employee benefit plans and arrangements that are generally available to other senior executives, and is entitled to vacation days in an amount determined annually by the Board of Directors after good faith negotiation. Mr. Paxson is reimbursed for all reasonable expenses incurred by him in the discharge of his duties, including entertainment and travel. Mr. Paxson's employment agreement is terminable by the Board of Directors before expiration for good cause, as defined in the agreement, or by Mr. Paxson for good reason, as defined in the agreement. In the event of Mr. Paxson's permanent disability or death, the Company will pay Mr. Paxson, or his estate, as the case may be, his then existing salary for the remaining term of the agreement, in the case of disability, or one year, in the case of death.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, Mr. Paxson, Chairman of the Board and Chief Executive Officer of the Company, served as the only member of the Compensation Committee. The Company has entered into certain transactions and relationships with Mr. Paxson, members of his immediate family and others as described below.

     THE CHRISTIAN NETWORK, INC. The Company has entered into several agreements with The Christian Network, Inc. and certain of its for-profit subsidiaries (individually and collectively referred to herein as "CNI"). CNI is a non-profit corporation to which Mr. Paxson has been a substantial contributor and of which he was a member of the Board of Stewards through 1993.

     Investment in Broadcast Properties. At December 31, 1997, the Company had approximately $15,400,000 of advances to CNI to finance television station acquisitions recorded as investments in broadcast properties. During 1997, the Company acquired television stations from CNI in Miami, Orlando and Tampa for total consideration of approximately $14,000,000.

     CNI Agreement. The Company and CNI entered into an agreement in May 1994 (the "CNI Agreement") under which the Company agreed that, if the tax exempt status of CNI were jeopardized by virtue of its relationships with the Company and its subsidiaries, the Company would take certain actions to ensure that CNI's tax exempt status would no longer be so jeopardized. Such steps could include, but not be limited to, rescission of one or more transactions or payment of additional funds by the Company. The Company believes that all of its agreements with CNI have been on terms as favorable to CNI as it would obtain in arm's length transactions. The Company intends any future agreements with CNI to be as favorable to CNI as CNI would obtain in arm's length transactions. Accordingly, if the Company's activities with CNI are consistent with the terms governing their relationship, the Company believes that it will not be required to take any actions under the CNI Agreement. There can be no assurance however, that the Company will not be required to take any actions under the CNI Agreement at a material cost to the Company.

     Demand Note. On December 30, 1997, the Company's advances to CNI totaling $5,485,000 under a demand note bearing interest at the prime rate were repaid out of the proceeds of the sale of television stations by CNI to the Company in full.

     Worship Channel Studio. CNI and the Company have contracted for the Company to lease CNI's television production and distribution facility to the Company for the purpose of producing television programming for the Company's television network. During the year ended December 31, 1997, the Company incurred rental charges in connection with this agreement of $231,000.

     AIRCRAFT LEASE. During 1997, the Company entered into a three year lease with a company owned by Mr. Paxson for a Boeing 727 aircraft. The lease provides for monthly payments of $63,600. The Company incurred rental costs under the lease of approximately $382,000 during 1997. Additionally, the Company has recorded at December 31, 1997 leasehold improvements of approximately $107,000 in connection with the lease.

     SPORTS VENTURES. During 1996, the Company invested in various ventures which would own and operate interests in two Arena Football League teams located in West Palm Beach and Miami, Florida, an inactive American Hockey League franchise for Palm Beach County, Florida, and a proposed sports arena in West Palm Beach, Florida. During 1996, the Company included in other expenses, net the write-off of approximately $1,200,000 relating to its investments in the West Palm Beach Arena Football League team and the proposed sports arena and in connection with its acquisition of the Arena Football League team in Miami, Florida. During 1997, in conjunction with the decision to dispose of the Paxson Radio segment, the Company wrote-off its investments in the remaining sports ventures, resulting in a 1997 charge to other expenses, net of approximately $2,900,000, which is net of anticipated proceeds from the sale of the hockey franchise which the Company has contracted to sell for $2,000,000.

     DP MEDIA, INC. In connection with the acquisition by DP Media, Inc. (DP Media) of WEBZ-FM, during September 1996, the Company agreed to loan up to $750,000 to DP Media, a company beneficially owned by members of Mr. Paxson's family. The loan bore interest at the rate of ten percent (10%) and required monthly principal and interest payments.

     During May 1997, the Company sold WWPX-TV to DP Media in exchange for a $2,470,000 promissory note. Upon its sale to DP Media, the station became a Company network affiliate. The note bore interest at the rate of 8.25% monthly with the entire principal due twenty-four months from the date of close.

     During June 1997, the Company financed DP Media's purchase of WRPX-TV from Roberts Broadcasting through a loan of approximately $10,000,000 (of which approximately $7,500,000, which was assumed by DP Media, had been advanced to Roberts Broadcasting through the date of closing). Upon its sale to DP Media, the station became a Company network affiliate. The loan bore interest at the rate of 8.25%.

     The loans to DP Media for WEBZ-FM, WWPX-TV and WRPX-TV were repaid to the Company on July 30, 1997, using proceeds of third party financing obtained by DP Media from Banque Paribas, an affiliate of a holder of the Company's Junior Preferred Stock.

     During July 1997, the Company entered into contracts to sell its interest in television stations WPXS-TV and WZPX-TV, serving the St. Louis, Missouri and Grand Rapids, Michigan markets for $4,800,000 and $7,000,000, respectively, to DP Media. The sale of WPXS-TV to DP Media was consummated in December 1997. The sale of the tangible assets of WZPX-TV was transacted separately from the sale of the FCC license. As of December 31, 1997, the Company had received approximately $5,250,000 for the sale of the tangible assets, and received $1,750,000 in January 1998 for the sale of the station license, upon receipt of regulatory approval to transfer the station license.

     During February 1998, the Company contracted to sell WPXE-TV to DP Media for $6,000,000. Upon its sale to DP Media the station will become a Company network affiliate.

     During 1997, the Company granted 33,000 fully vested non-qualified stock options with a fair value of approximately $299,000 to the President and Vice-President of DP Media, members of Mr. Paxson's family, as consideration for past services as former employees of the Company.

     DISCONTINUED OPERATIONS. In order to accelerate the payment of the proceeds from the sales of the Paxson Network Affiliated Television segment and the Paxson Radio segment, the Company entered into certain bridge agreements with Mr. Paxson or corporations owned and controlled by Mr. Paxson under similar terms and conditions to those with the ultimate buyers. As of December 31, 1997, all Paxson Network Affiliated Television and Paxson Radio properties under these bridge agreements had been sold to the ultimate third party. Mr. Paxson did not realize any direct financial benefit from the transactions with the Company and, in accordance with the terms of the Company's senior subordinated notes and preferred stock, the Company obtained a written opinion as to the fairness of such transactions from an independent investment banking firm.

     Stockholders Agreement. The Company, certain entities controlled by Mr. Paxson and entities which are affiliates of the holder of the Company's Junior Preferred Stock are parties to a stockholders agreement whereby the parties to such agreement were granted registration rights with respect to certain shares of common stock held by such parties and a right of first refusal to acquire a pro rata share of any new securities the Company may issue. Additionally, the stockholders agreement grants certain co-sale rights in the event that Mr. Paxson should sell more than a predetermined percentage of his ownership interest in the Company.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which was first created in February 1995, consists of Lowell W. Paxson, Chairman of the Board and Chief Executive Officer of the Company. The Compensation Committee has been directed to recommend to the Board both base salary levels and bonuses for the executive officers of the Company other than the Chief Executive Officer, to administer the Stock Incentive Plans and to make recommendations with respect to any other Company compensation plans. Mr. Paxson's annual base salary is fixed pursuant to the terms of an employment agreement entered into in 1994. Under the employment agreement, Mr. Paxson is permitted to receive an annual bonus at the discretion of and in an amount determined by the members of the Compensation Committee who are not employees of the Company. Mr. Paxson received a bonus for his services during 1997 which was approved by the Board of Directors. Additionally, the Board of Directors was advised of and approved bonuses granted to the other executive officers and other key management personnel who assisted in effectuating the sale of the Company's Radio Division. The Board granted said bonuses upon recognizing the efforts of the Company's management in assimilating, operating and arranging for the sale of the radio stations and related properties. See "Section 16(a) Beneficial Ownership Reporting
Compliance -- Executive Compensation."

     During 1997, annual base salaries for executive officers and other key management personnel other than Mr. Paxson were determined by Mr. Paxson. While the Board of Directors was advised of Mr. Paxson's determinations and Mr. Paxson acted after receiving the advice and recommendations of other executive officers, his decisions were not brought to the Board of Directors for formal action. The decisions of Mr. Paxson were made in part to reward performance measured by the Company's annual and long-term goals, and in recognition that the Company operates in a competitive environment in which both performance and compensation should be evaluated in comparison to industry peers.

                                          Compensation Committee

                                          /s/ LOWELL W. PAXSON
                                          --------------------
                                          Lowell W. Paxson

                               PERFORMANCE GRAPH

     The following graph is a comparison of the cumulative total returns for the Company's common stock as compared with the cumulative total return for the American Stock Exchange Market Value Index and a peer group index (the "Peer Group Index"). The Securities and Exchange Commission rules permit the Company to select a peer group in good faith with which to compare its stock performance by selecting a group of companies in lines of business similar to its own. In the previous fiscal year, the Company had selected a peer group consisting of companies that owned both radio and television properties. That group consisted of Clear Channel Communications, Inc., Evergreen Media Corp., Infinity Broadcasting Corp., Renaissance Communications Corp. and Saga Communications, Inc. ("'96 Peer Group"). Due to changes in the Company's business, the Company has selected a peer group for the 1997 fiscal year consisting of companies whose primary business is television broadcasting. The current Peer Group Index consists of the common stocks of Granite Broadcasting, Hearst-Argyle Television, LIN Television Corp., Sinclair Broadcast Gp., Univision Communications and Young Broadcasting, Inc., which are actively traded on the NASDAQ Stock Market and the New York Stock Exchange.

     The cumulative return of the Company was computed by dividing the difference between the price of the Company's common stock at the end and the beginning of the measurement period (November 7, 1994 to December 31, 1997) by the price of the Company's common stock at the beginning of the measurement period. The total return calculations are based upon an assumed $100 investment on November 7, 1994, the date the Company first became publicly traded. Similar calculations were made with respect to the American Stock Exchange Market Value Index and the Peer Group Index for the relevant periods assuming that all dividends were reinvested. In addition, the calculations for members of the peer group were weighted on the basis of their respective market capitalizations.

                                  Paxson
     Measurement Period       Communications
   (Fiscal Year Covered)       Corporation      AMEX Value      Peer Group    '96 Peer Group
         11/31/94                   $100            $100            $100             $100
         12/31/94                 $86.42          $96.28          $89.09          $103.36
         12/31/95                $112.96         $121.71         $123.20          $167.85
         12/31/96                 $57.84         $129.50         $168.75          $251.12
         12/31/97                 $55.97         $151.99         $268.02          $540.99

     The Company cautions that the stock price performance shown in the graph above should not be considered indicative of potential future stock price performance.

                PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed Price Waterhouse LLP, Ft. Lauderdale, Florida, as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders. The Company has not had any changes in or disagreements with its independent accountants on accounting or financial disclosure issues. The Board of Directors recommends a vote FOR the ratification of the appointment of Price Waterhouse LLP as the Company's independent certified public accountants for 1998.

                               OTHER INFORMATION

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of stockholders intended for presentation at the 1999 annual meeting must be received by the Company on or before December 15, 1998 in order to be included in the Company's proxy statement and form of proxy for that meeting.

EXPENSES OF SOLICITATION

     The expense of preparing, printing, and mailing proxy materials to stockholders of the Company will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will also reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company's stock.

OTHER MATTERS

     The financial statements, financial information and management discussion and analysis of financial condition and results of operations set forth in the Company's 1997 Annual Report are incorporated by reference. The Company will provide to any stockholder, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits will be made.

                                          By Order of the Board of Directors

                                          /s/ ANTHONY L. MORRISON
                                          ----------------------------------
                                          Anthony L. Morrison, Secretary

West Palm Beach, Florida
March 18, 1998

PROXY                  PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                      WEST PALM BEACH, FLORIDA 33401-6233

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Anthony L. Morrison and William L. Watson, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of stock of Paxson Communications Corporation held of record by the undersigned on March 9, 1998, at the annual meeting of stockholders to be held on April 17, 1998, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   [ ] FOR all nominees listed below                           [ ] WITHHOLD AUTHORITY
     (except as marked to the contrary below)                    to vote for all nominees listed below

  (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

--------------------------------------------------------------------------------

     L. W. Paxson, J. B. Bocock, A. D. Tek, B. L. Burnham, J. L. Greenwald

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1998

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

                   (Continued and to be signed on other side)

                          (Continued from other side)

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

                                                Dated:
                                                      --------------------, 1998

                                                --------------------------------
                                                           Signature

                                                --------------------------------
                                                   Signature if held jointly

                                                PLEASE SIGN EXACTLY AS NAME
                                                APPEARS BELOW. WHEN SHARES ARE
                                                HELD BY JOINT TENANTS, BOTH
                                                SHOULD SIGN. When signing as
                                                attorney, as executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by President or other
                                                authorized officer. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.